Exhibit 99.1

Contact:	Investor Relations W. Douglass Harris William Lyon Homes (949) 833-3600

WILLIAM LYON HOMES REPORTS THIRD QUARTER ORDERS,

CLOSINGS AND BACKLOG

NEWPORT BEACH, CA—October 7, 2004—William Lyon Homes (NYSE: WLS) announced today preliminary net new home orders, closings and backlog information for the three months ended September 30, 2004.

Net new home orders for the three months ended September 30, 2004 were 659, a decrease of 33% as compared to a record 977 for the three months ended September 30, 2003, which was an increase of 96% from 499 homes for the three months ended September 30, 2002.

Based on record first and second quarter 2004 net new home orders of 2,219, an increase of 30% as compared to the same period in 2003, the Company had anticipated, and reflected in its most recent 2004 guidance, a significant reduction in net new home orders for the third quarter when compared to the same period in 2003. The reduction in order activity for the three months ended September 30, 2004 primarily reflects a lack of available product for sale due to stronger than anticipated absorption levels in the previous periods, a decrease in the average number of sales locations, and slower sales in certain of the Company’s markets.

The number of homes closed for the three months ended September 30, 2004 was 864, an increase of 25% as compared to 689 for the three months ended September 30, 2003.

The Company’s backlog of homes sold but not closed was 1,883 at September 30, 2004, an increase of 5% as compared to 1,795 at September 30, 2003.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
Number of net new home orders:
California	318	660	1,782	1,818
Arizona	192	90	577	311
Nevada	149	227	519	553

	659	977	2,878	2,682

Average number of sales locations during period:
California	26	34	30	29
Arizona	7	6	6	6
Nevada	7	8	7	7

	40	48	43	42

Number of homes closed:
California	628	448	1,486	968
Arizona	97	94	266	218
Nevada	139	147	509	328

	864	689	2,261	1,514

Backlog of homes sold but not closed at end of period:
California	1,122	1,245
Arizona	518	230
Nevada	243	320

	1,883	1,795

The Company’s net new home orders for the three months ended September 30, 2004 include 159 homes from 12 joint venture communities, compared to 219 homes from 12 joint venture communities in the three months ended September 30, 2003.

The Company’s cancellation rate for the three months ended September 30, 2004 was 23% as compared to 21% for the three months ended September 30, 2003.

William Lyon Homes is primarily engaged in the design, construction and sale of single family detached and attached homes in California, Arizona and Nevada and at September 30, 2004 had 33 active sales locations. The Company’s corporate headquarters are located in Newport Beach, California. For more information about the Company and its new home developments, please visit the Company’s website at www.lyonhomes.com.

Certain statements contained in this release that are not historical information contain forward-looking statements. The forward-looking statements involve risks and uncertainties and actual results may differ materially from those projected or implied. Further, certain forward-looking statements are based on assumptions regarding future events which may not prove to be accurate. Factors that may impact such forward-looking statements include, among others, changes in general economic conditions and in the markets in which the Company competes, the outbreak, continuation or escalation of war or other hostilities, including terrorism, involving the United States, changes in mortgage and other interest rates, changes in prices of homebuilding materials, weather, the occurrence of events such as landslides, soil subsidence and earthquakes that are uninsurable, not economically insurable or not subject to effective indemnification agreements, the availability of labor and homebuilding materials, changes in governmental laws and regulations, the timing of receipt of regulatory approvals and the opening of projects, and the availability and cost of land for future development, as well as the other factors discussed in the Company’s reports filed with the Securities and Exchange Commission.